AMBAC
                           AMBAC Indemnity Corporation
                           c/o CT Corporation Systems
                             44 East Mifflin Street
                            Madison, Wisconsin 53703
                             Administrative Office:
                             One State Street Plaza
                            New York, New York 10004
                            Telephone: (212) 668-0340
                     Certificate Guaranty Insurance Policy

Insured Obligations:                      Policy Number: AB0103BE
Residential Asset Securities Corporation,
Mortgage Pass-Through Certificates,
Series 1997-KS1, Class A  Premium: Calculated as set forth in the Certificate
 Guaranty Insurance Policy Endorsement attached hereto

AMBAC Indemnity Corporation (AMBAC) A Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees unconditionally and irrevocably to pay to the Trustee for the benefit of the Holders of the Insured Obligations, that portion of the Insured Amounts which shall become Due for Payment but shall be unpaid by reason of Nonpayment.

AMBAC will make such  payments to the Trustee from its own funds on the later of
(a) one (1) Business Day following notification to AMBAC of Nonpayment or (b) the Business Day on which the Insured Amounts are Due for Payment. Such payments of principal or interest shall be made only upon presentation of an instrument of assignment in form and substance satisfactory to AMBAC, transferring to AMBAC all rights under such Insured Obligations to receive the principal of and interest on the Insured Obligation. AMBAC shall be subrogated to all the Holders' rights to payment on the Insured Obligations to the extent of the insurance disbursements so made. Once payments of the Insured Amounts have been made to the Trustee, AMBAC shall have no further obligation hereunder in respect of such Insured Amounts.

In the event the Trustee for the Insured Obligations has notice that any payment of principal or interest on an Insured Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Trustee has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from AMBAC to the extent of such recovery if sufficient funds are not otherwise available.

This Policy is noncancelable by AMBAC for any reason, including failure to receive payment of any premium due hereunder. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of AMBAC, nor against any risk other than Nonpayment, including failure of the Trustee to make any payment due Holders of Insured Amounts.

To the fullest extent permitted by applicable law, AMBAC hereby waives and agrees not to assert any and all rights and defenses, to the extent such rights and defenses may be available to AMBAC, to avoid payment of its obligations under this Policy in accordance with the express provisions hereof.

Any capitalized terms not defined herein shall have the meaning given such terms in the endorsement attached hereto or in the Agreement.

In witness whereof, AMBAC has caused this Policy to be affixed with its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as their original signatures and binding upon AMBAC by virtue of the countersignature of its duly authorized representative.

/s/ Philip Lassiter                             /s/ Stephen D. Cooke
President                                       Secretary


                                                /s/ Karl T. Molin
Effective Date:  March 27, 1997                 Authorized Representative


NY1-201655.1

                                                      6863-254-HS2-04/10/97

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